April 5, 2002

Board of Directors
Healthtrac, Inc.
Suite 1000, 120 North LaSalle Street
Chicago, Illinois 60602

Dear Sirs:

We are counsel to Healthtrac, Inc. (the "Company"), a corporation existing under the federal laws of Canada, and have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") with respect to up to 250,000 common shares (the "Shares") in the capital of the Company, issuable pursuant to a Consultant Services Agreement between the Company and Steven Braff, dated August 1, 2001 (the "Agreement").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have for the purposes of this opinion assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that each of the Shares issuable by the Company pursuant to the Agreement will, upon issuance, be validly issued, fully paid and non-assessable.

We are qualified to practice law only in the Province of British Columbia and the State of California, and we express no opinion herein as to laws other than the laws of the Province of British Columbia and the federal laws of the United States and Canada applicable therein as of the date hereof. We confirm that we are qualified to opine on US federal securities laws. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to our attention that did not exist on the date hereof and of which we had no knowledge.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson